EXHIBIT 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

     We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-116434) of Pioneer Natural Resources Company (“Pioneer”) and the related joint proxy statement/prospectus of the reference of Netherland, Sewell & Associates, Inc. contained in the Annual Report on Form 10-K of Evergreen Resources, Inc. for the year ended December 31, 2003 filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the caption “Experts” included in the joint proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell
President and Chief Operating Officer

Houston, Texas
August 20, 2004